For release: November 20, 2006
Contact: Keith Anderson (919) 380-5092 or kanderson@ciceroinc.com

Level 8 Systems Announces Approval of Recapitalization

CARY, NC, November 20, 2006 - Level 8 Systems, Inc. announced that its shareholders approved a plan of recapitalization at a special shareholder meeting held on November 16, 2006. Under that plan, shareholders authorized: changing the company’s name to Cicero, Inc.; authorizing the board of directors to effectuate a reverse stock split within a range of 20:1 to 100:1, increasing the authorized common stock of the company from 85 million to 215 million shares; converting existing preferred stock into a new Series A-1 preferred stock of Cicero, Inc.; and converting more than $6.5 million of debt to equity.

“This is a significant milestone for our organization,” said John Broderick, Chief Executive Officer. “This recapitalization strengthens our balance sheet and allows us to grow our business and expand our customer base. We believe that our Cicero™ product is the preeminent solution in the desktop integration market, and that we are now positioned to build on that premise in the marketplace.”

Cicero is a unique solution to provide rapid and seamless integration of disparate systems on end-user desktops. It is a non-invasive desktop integration product that has a proven record in contact centers and government agencies for improving the use of technology, enhancing customer service, streamlining business processes, and reducing costs while improving revenue opportunities. Cicero has been installed at several Fortune 500 companies. In one recent implementation, Cicero was used to integrate eight applications for nine hundred agents’ desktops in just seven weeks; reducing average call times by approximately 40 seconds, and allowing agents to improve customer interaction and handle more calls. Due to improved agent productivity and shorter call times, the savings in the contact centers exceeded $1 million in a single year, an ROI of less than five months.

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Cicero Inc. is a leading provider of software integration solutions that streamline business processes and improve the productivity of knowledge workers where business systems are used - at the desktop. Cicero Studio™ provides a framework to non-invasively integrate disparate applications faster and at a fraction of the cost of other integration solutions. Companies and government agencies using Cicero are able to integrate applications and business systems in weeks and to experience an ROI within months of implementation.

For more information, visit www.ciceroinc.com or contact Keith Anderson at 919-380-5092 or email at kanderson@ciceroinc.com.

Cicero and Cicero Studio are trademarks of Cicero, Inc. and/or its affiliates. Other company names and/or products are for identification purposes and are the property of, and may be trademarks of, their respective owners.

Safe Harbor: Except for any historical information contained herein, this news release may contain forward-looking statements on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters. Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, which Cicero, Inc. may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements. For a description of other factors that could cause such a difference, please see Cicero Inc.’s filings with the Securities and Exchange Commission.